AMENDMENT AGREEMENT NO. 2

This AMENDMENT AGREEMENT NO. 2 (this “Amendment”) is made as of December 7, 2017, by and among INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND, a Delaware statutory trust and a closed-end management investment company (the “Borrower”), fire lending institutions listed on the signature pages hereof and referred to as “Banks” in the Credit Agreement (as hereinafter defined) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and the Banks (in such capacity, the “Agent”).

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Credit Agreement, dated as of December 10, 2015 (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, U.S. Bank National Association (“US Bank”) has elected) not to extend its Commitment and as such, on the date hereof, US Bank’s Commitment will be reduced to $0 and it shall cease to be a Bank under the Credit Agreement; and

WHEREAS, one or more of the Banks have elected to increase their Commitment Amounts on the Effective Date (as hereinafter defined) (each such Bank, an “Increasing Bank”); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition arid which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement. The definition of “Termination Date” contained in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating such definition as follows:

“Termination Date” means December 6, 2018, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and some or all of the Banks’ Commitments to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.09.

§3. Amendment to Section 2.08 of the Credit Agreement. Section 2.08(a) of the Credit Agreement is hereby amended by deleting the words “calculated at the rate of 0.10% per annum” and substituting in place thereof the words “calculated at the rate of 0.15% per annum“.

§4. Amendment to Section 5.01(c) of the Credit Agreement. Section 5.01(c) of the Credit Agreement is hereby amended by deleting Section 5.01(c) in its entirety and restating it as follows:

(c) as soon as available and in any event not later than the second Business Day after the end of each calendar month, a compliance report (including, without limitation, a detailed calculation of the Borrowing Base as set forth on the Borrowing Base Report, a detailed calculation of the Borrower’s Adjusted Net Assets, a detailed calculation showing compliance with the covenants set forth in Section 5.19 hereof and a certification of no Default or Event of Default);

§5. Amendment to Schedule 1 to the Credit Agreement. Schedule 1 to the Credit Agreement is hereby amended by deleting Schedule 1 in its entirety and replacing it with the Schedule 1 attached hereto as Exhibit A.

§6. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the crate made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s statutory trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) do not require the Borrower to obtain any Governmental Authorization, Private Authorization or make any Governmental Filing (other than any Governmental Authorization, Private Authorization or Governmental Filing that has already been obtained or made, as applicable), (iv) do not contravene the terms of the Charter Documents; (v) do not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a Party or by which it or any of its property is bound (other than pursuant to the terms of the Loan Documents) or (2) any order, injunction, writ or decree of any Authority or any arbitral award to which the Borrower or its property is subject, unless such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect; (v) violate any Law except where such violation could not reasonably be expected to have a Material Adverse Effect; or (vi) result in any Adverse Claim upon any asset of the Borrower other than Liens permitted under Section 5.08(a) of the Agreement.

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended) Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought by proceedings in equity or at law).

§7. Effectiveness. This Amendment shall become effective on the crate that each of the following conditions shall have been satisfied (the “Effective Date”):

(a) receipt by the Agent of this Amendment, duly executed and delivered by the Borrower, the Agent and each Bank;

(b) to the extent so requested by any Increasing Bank, a duly executed and delivered Note in favor of such Increasing Bank;

(c) receipt by the Agent of a duly executed and delivered Form FR U-1 for each Increasing Bank;

(d) receipt by the Agent of a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and elated as of the date hereof as to the incumbency of, and bearing manual specimen signatures of, the Authorized Signatories who are authorized to execute and take actions under this Amendment, the Agreement and the other Loan Documents for and on behalf of the Borrower (or a certification that no changes have been made to the certification regarding incumbency made in the Assistant Secretary’s Certificate dated as of the Effective Date and delivered) pursuant to Section 3.01(f) of the Credit Agreement (the “Closing Date Certificate”), and certifying and attaching copies of (i) Charter Documents, with all amendments thereto (or a certification that no changes have been made to the Charter Documents delivered to the Agent pursuant to the Closing Date Certificate, (ii) the resolutions of the Borrower’s Board of Trustees authorizing the transactions contemplated hereby, (iii) the investment advisory agreement between the Borrower and the Investment Manager as then in effect (or a certification that no changes have been made to the investment advisory agreement delivered to the Agent pursuant to the Closing Date Certificate), (iv) the Custody Agreement then in effect (or a certification that no changes have been made to the Custody Agreement delivered to the Agent pursuant to the Closing Date Certificate) and (v) the Prospectus of the Borrower then in effect (or a certification that no changes have been made to the Prospectus dated June 26, 2007 and delivered to the Agent pursuant to the Closing Date Certificate);

(e) receipt by the Agent of a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Delaware, dated as of a recent date;

(f) receipt by the Agent of a certificate of trust of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware;

(g) receipt by the Agent of the legal opinion of Stradley Ronon Stevens & Young, LLP, counsel for the Borrower, covering such matters relating to the transactions contemplated hereby as the Agent and the Banks may reasonably request; and

(h) receipt by the Agent of a fee letter dated as of the date hereof between the Borrower and the Agent (the “Fee Letter”) and payment by the Borrower to the Agent, in cash, (i) for the pro rata accounts of the Banks, of a non-refundable upfront fee equal to ten (10) basis (Points on the Aggregate Commitment Amount and (ii) such other fees as are contemplated by such Fee Letter.

In addition, the parties hereto hereby agree that on the effective date hereof, the Banks shall make all such necessary assignments and reallocations so that upon the Effective Date all outstanding Commitments, Commitment Amounts, Commitment Percentages and Loans shall be held in accordance with the applicable Aggregate Commitment Amount and Commitment Percentages set forth on Schedule 1.

§8. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agent and the Banks under the Amended Agreement and the other Loan Documents. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Amended Agreement.

§9. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws or the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Except as expressly set forth in this Amendment, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

By: /s/ Elizabeth Nelson
Name: Elizabeth Nelson
Title: Assistant Secretary

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By: /s/ Karen Gallagher
Title: Managing Director

THE BANK OF NOVA SCOTIA, as a Bank

By: /s/ Kevin Chan
Title: Director

THE TORONTO DOMINION BANK, NEW YORK BRANCH, as a Bank

By: /s/ Annie Dorval
Name: Annie Dorval
Title: Authorized Signatory

Exhibit A To Amendment

SCHEDULE 1

BANKS	COMMITMENT AMOUNT	COMMITMENT PERCENTAGE
State Street Bank and Trust Company	$252,500,330	63.125083%

Domestic Lending Office:

Mutual Fund Lending Department

Credit Services Division

State Street Bank and Trust Company

Channel Center Building

1 Iron Street

Boston, MA 02210

Attn. Robyn A. Shepard, Assistant Vice President - CSU Manager

Te1: (617) 662-8575

Fax: (617) 988-6677

Email: rashepard@statestreet.com

LIBOR Lending Office:

Mutual Fund Lending Department

Credit Services Division

State Street Bank and Trust Company

Channel Center Building

1 Iron Street

Boston, MA 02210

Attn: Robyn A. Shepard, Assistant Vice President - CSU Manager

Tel: (617) 662-8575

Fax: (617) 988-6677

Email: rashepard@statestreet.com

For non-funding or payment notices:

Mutual Fund Leveling Department

Credit Services Division

email ais-loanops-csu@statestreet.com

The Bank of Nova Scotia

Domestic and LIBOR Lending Offices: 720 King Street West, 2nd Floor Toronto, Ontario M5V 2T3 Canada	$120,833,000	30.20825%

Primary Credit Contact:

Kevin Chan

The Bank of Nova Scotia

40 King Street West, 55th Floor

Toronto, Ontario, Canada M5H 1H1

Tel: (416)350-1179

email: kevin.chan@scotiabank.com

Operations Contact:

Christoph Ho, Senior Loan Officer

The Bank of Nova Scotia

720 King Street West, 2nd Floor

Toronto, Ontario, Canada M5V 2T3

Te1: (416)933-6321

Fax: (212)225-5709

email: Christoph.ho@scotiabank.com

The Toronto-Dominion Bank, New York Branch	$26,666,670	6.666667%

Domestic and LIBOR Lending Offices:

31 W 52nd Street

New York, NY 10019

Credit Contacts:

Attn: Kevin Scheld, Analyst

Attn: Chiun Ng, Director

Tel: (212)827-7641 (KS) and (212)827-7566 (CN)

Fax: (212)827-7232

email: Kevin.Scheld@tdsecurities.com

email: Chiun.Ng@tdsecurities.com

Operations Contacts:

TD Securities

77 King St. W. 25th Floor

Toronto, Ontario M5K 1A2

Tel: (416)308-4658

Fax: (416)983-0003

Email: Peter.Kuo@tdsecurities.com and CreditAdminSvcs@tdsecurities.com

TOTAL:	$400,000,000	100%

Borrower:

Invesco Dynamic Credit Opportunities Fund

Two Peachtree Pointe

1555 Peachtree Street, N.E., Suite 1800

Atlanta, Georgia 30309

With a copy to:

Invesco

3500 Lacey Road. Suite 700

Downers Grove, Illinois 60515

Attn: Phil Yarrow

Tel: (630)684-6923

Email: philip.yarrow@invesco.com